UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


        Date of Report (Date of earliest event reported): August 7, 2006


                                  NDS Group plc
             (Exact name of registrant as specified in its charter)


       England and Wales                  0-30364              Not Applicable
(State or other jurisdiction of   (Commission File Number)     (IRS Employer
         incorporation)                                     Identification No.)


                       One London Road, Staines, Middlesex
                             United Kingdom TW18 4EX
                    (Address of principal executive offices)

      Registrant's telephone number, including area code: +44 208 476 8000

                                 Not applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange
    Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange
    Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

Base Salary Increases. On August 7, 2006, the Remuneration Committee of the Board of Directors (the "Committee") of NDS Group plc (the "Company") approved a 10% increase to the base salary of Dr. Abraham Peled, the Chairman and Chief Executive Officer of the Company. Pursuant to the terms set forth in Dr. Peled's employment agreement, Dr. Peled may receive an increase in base salary at the sole discretion of the Company. Dr. Peled's base salary was increased to (pound)660,000 (approximately US$1,260,700) from (pound)600,000 (approximately US $1,146,100), effective as of July 1, 2006.

Pursuant to the terms of their respective employment agreements, the Committee also approved increases in base salary for Mr. Alexander Gersh, Chief Financial Officer and Secretary of the Company, to (pound)250,000 (approximately US$447,600) from (pound)225,000 (approximately US$429,800) and for Mr. Raffi Kesten, Chief Operating Officer of the Company, to US$450,000 from US$400,000. The base salary increases for Messrs. Gersh and Kesten are also effective as of July 1, 2006.

Annual Bonus. On August 7, 2006, the Committee also awarded Dr. Peled a cash bonus of (pound) 600,000 (approximately US $1,146,100) in respect of his performance during the fiscal year ended June 30, 2006. The Committee awarded Mr. Gersh a cash bonus of (pound)175,000 (approximately US$334,300) in respect of his performance for the fiscal year ended June 30, 2006, and the Committee awarded Mr. Kesten a cash bonus of US$450,000 in respect of his performance for the fiscal year ended June 30, 2006.

                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  August 9, 2006               NDS GROUP PLC

                                    /s/ Alexander Gersh
                                    ------------------------------
                                    Alexander Gersh
                                    Chief Financial Officer


                                       2